Exhibit 4.1

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (this “Amendment”), dated as of December 28, 2020, is entered into by and among DIGIPATH, INC., a Nevada corporation (the “Company”), and [_______________] (“Lender”).

RECITALS:

The Lender is the holder of that certain 9% Secured Convertible Promissory Note, dated February __, 2020 (the “Convertible Note”), made by the Company in favor of Lender, in the original principal amount of $_______ and is making an additional loan to the Company as of the date hereof in the amount of $_______ (the “Additional Loan”). As an inducement to Lender to make the Additional Loan, the Company has agreed to reduce the Conversion Price under the Convertible Note as set forth in this Amendment.

Capitalized terms used but not defined in this Amendment have the meanings set forth in the Convertible Note.

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

1. Amendments.

(a) The Convertible Note is hereby amended to increase the principal amount thereof by the amount of the Additional Loan, to $_______.

(b) Section 5.A of the Convertible Note is hereby amended to reduce the Conversion Price thereunder by replacing “$0.15 per share” with “$0.03 per share” in such Section.

(c) From and after the date hereof, the Convertible Note, as amended by this Amendment, will be deemed to be the “Note” referred to in the Note, the Securities Purchase Agreement and the Security Documents for all purposes therein.

2. Continuing Effectiveness of Note and Transaction Documents. Except to the extent amended hereby, the Convertible Note, the Securities Purchase Agreement and the Security Documents and all terms, conditions and provisions thereof shall continue in full force and effect in all respects.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument.

4. Miscellaneous. This Amendment shall be subject to the governing law, notice and other applicable provisions set forth in the Securities Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:	DIGIPATH, INC.

By:
Name:
Title:

LENDER: